Exhibit 10.98
December 13, 2007
By Overnight Mail
Michael Smaldone
[Home Address]
Dear Michael,
On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”) and subject to review and approval by the Company’s Board of Directors, we are pleased to offer you the position of Chief Creative Officer, Talbots Brand in accordance with the following:
Base Salary, Signing Bonus, Benefits and Perquisites
•	Your initial salary will be at the rate of $725,000 per annum. Your salary will be paid to you on a bi-weekly basis. Your first review for a possible salary increase based on demonstrated job performance will be scheduled for the first quarter of FY 2009 and annually thereafter.

•	You will receive a $150,000 signing bonus, payable as of your employment start date and an additional $250,000 signing bonus, payable as of March 31, 2008. If you voluntarily leave Talbots or resign other than for Good Reason (as defined below) or your employment is terminated by Talbots for Cause (as defined below) in your first year of employment, you will be required to reimburse the Company for this $400,000.

•	You will be immediately eligible to participate in all benefit plans generally available at the time to Talbots senior executives, subject to plan terms and customary eligibility conditions. Plans are subject to modification or termination by the Company in its discretion. Included in your benefit package is an annual vacation benefit of four weeks. You will also be eligible for all perquisites at a level commensurate with the executive vice president level at Talbots, including an auto allowance, reimbursement of financial planning expenses and a change in control agreement in the form of Exhibit A. Perquisites will not be grossed up for taxes.

•	You will report directly to the President and Chief Executive Officer and your start date will be a date within 30 days of the date of this letter as mutually established by you and the Company.

Michael Smaldone
December 13, 2007

Annual Incentive Award Opportunity
•	You will be eligible for participation in the Company’s incentive plan commencing in FY 2008. Your target award opportunity under the Company’s incentive plan will be 50% of your base salary. There will be no bonus paid to you for the partial FY 2007. For FY 2008 only, you will receive a minimum bonus equal to $362,500 (which equals your target award opportunity for FY 2008). This $362,500 bonus payment (payable in the second quarter of 2009 at the same time as other FY 2008 bonuses would customarily be paid to other senior Company officers) is guaranteed and will be paid to you whether or not the Company’s performance goals under the Company’s 2008 incentive plan are achieved, unless you voluntarily leave Talbots or resign other than for Good Reason (as defined below) or your employment is terminated by Talbots for Cause (as defined below) prior to the date that FY 2008 bonuses are paid to senior Company officers.
Equity Compensation
•	You will be eligible to receive such equity incentive compensation as may be awarded from time to time by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as same may be amended or superseded from time to time. All incentive awards granted to you will be subject to the terms of the Plan.

•	As a special hiring inducement award in consideration for your joining the Company, you will be awarded a one-time restricted stock award for 35,000 shares of Common Stock of the Company, $0.01 par value per share (“Common Stock”) pursuant to and subject to the terms and conditions of a Restricted Stock Award Agreement in the form of Exhibit B, to be executed by the Company and you. This restricted stock award will be effective on your employment commencement date and will vest in one-quarter annual increments beginning one year from the effective date of the award.

•	You will also be eligible to receive a one-time Non-Qualified Stock Option to purchase 15,000 shares of Common Stock upon your joining the Company in the form of Exhibit C. The option price will be equal to the closing stock price on the grant date which will be your employment commencement date. The option will vest in one-third annual increments beginning one year from the effective date of the award.

•	You understand and agree that the number and timing of any future stock option and restricted stock awards to you will be subject to Compensation Committee’s sole discretion.

Michael Smaldone
December 13, 2007

Severance
•	It is understood and agreed that either you or Talbots may terminate the employment relationship at any time and for any reason upon giving thirty days’ prior written notice. Your eligibility for severance benefits will be pursuant to and subject to the terms and conditions of the Severance Agreement being executed between you and the Company at the same time and attached hereto as Exhibit D (the “Severance Agreement”). Subject to the terms of such Agreement, in the event of a termination of your employment by the Company without Cause or by you for “good reason”, you would be entitled to receive 1.5 times your annual base salary and 18 months benefits continuation, subject to the Company’s receipt of a release and waiver.
Restrictive Covenants
•	Confidentiality. You agree that you will not, at any time during or following your employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you from the Company, or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company or developed by you during the term of your employment, and which is not known or generally available to the public.

•	Non-Disparagement. You agree that, for a period of one year after termination or cessation of your employment for any reason, you will not take action or make any statement, written or oral, which is intended to materially disparage the Company or its business.

•	Non-Solicitation.You agree that, for a period of one year after the termination or cessation of your employment for any reason, you will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

•	Non-Competition. You agree that throughout the term of your employment, and for a period of eighteen (18) months after termination or cessation of employment for any reason, you will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for yourself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person,

Michael Smaldone
December 13, 2007

partnership, corporation or other enterprise, in any “Competitive Business” (defined below) in any jurisdiction in which the Company actively conducts business.
          “Competitive Business” means:
     (a) a women’s retail and/or catalog apparel business; or
     (b) any other retail or catalog business that competes with any significant business of the Company then conducted or actively being developed by the Company; for this purpose, “significant business of the Company” means a business, product line or product category which generates or is reasonably expected to generate $100 million or more in annual sales.
As of the date of this agreement, a Competitive Business would include, by way of illustration and not by way of limitation, such companies as Ann Taylor, Gap Inc., Chico’s FAS, J. Crew, Liz Claiborne, Limited Brands, Coldwater Creek, Polo Ralph Lauren, and Coach, Inc. (and any of their affiliated brands, subsidiaries or successors). This list is not meant to be exhaustive and will likely change and expand over time.

Your engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a “Competitive Business”.

You acknowledge, with the advice of legal counsel, that you understand the foregoing provisions of this non-competition agreement, that it is binding and enforceable against you, and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

•	In addition to all other rights and remedies of the Company under this offer letter or otherwise, upon a material breach of any of the restrictive covenants set forth under the “Non-Solicitation” and “Non-Competition” provisions above, which is not cured within 30 days following written notice to you from the Company, the Company will have the right to terminate any severance payment and benefits provided pursuant to this offer letter (including all related agreements) or any other or successor severance agreement covering you.
Definition
•	“Cause” will have the meaning set forth in the Severance Agreement.

•	“Good Reason” will have the meaning set forth in the Severance Agreement.

Michael Smaldone
December 13, 2007

Arbitration; Mediation
•	Any dispute, controversy or claim between the parties arising out of or relating to this offer letter or all related agreements referenced herein, will be settled by arbitration conducted in The Commonwealth of Massachusetts (before a single arbitrator who shall be a former federal or state court judge), in accordance with the Commercial Rules of the American Arbitration Association then in force, provided, however, you acknowledge that in the event of a violation of the restrictive covenants set forth above, the Company may suffer irreparable damages and the Company will be entitled to seek to obtain from a state or federal court in The Commonwealth of Massachusetts or a federal or state court of any other state or jurisdiction, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. You hereby irrevocably consent to the exclusive jurisdiction of any federal court or state court located in The Commonwealth of Massachusetts, and you hereby agree that process in any suit, action or proceeding may be served anywhere in the world in the same manner as provided for notices to a party as provided in the Severance Agreement. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator conducting any such arbitration proceedings will be in writing, will set forth the basis therefore and such arbitrator’s decision or award will be final and binding upon the Company and you. The Company and you will abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing, the Company and you agree that, prior to submitting a dispute under this offer letter to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
Taxes
•	All payments will be subject to rules under Internal Revenue Code Section 409A. If any payment is withheld from you for Section 409A compliance purposes, such payment will be distributed to you following the expiration of the applicable period, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date); provided, however, that any payment of interest will be made only if and to the extent such payment is

Michael Smaldone
December 13, 2007

consistent with Section 409A and any regulations and other guidance issued thereunder.
Miscellaneous
•	This offer letter together with all related agreements referenced herein (collectively, the “Documents”) constitute the entire understanding between you and the Company and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment, the terms of these Documents will control. This offer letter is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws). This offer letter is personal in nature to the Company and your rights and obligations under this offer letter may not be assigned by you. This offer letter will be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, and heirs).

•	It is the intention of the parties that the provisions of this offer letter will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, will not render unenforceable or impair the remainder of this offer letter. Accordingly, if any provision of this offer letter will be determined to be invalid or unenforceable, either in whole or in part, this offer letter will be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this offer letter in order to render the same valid and enforceable to the fullest extent permissible.

•	By accepting this offer, you represent that you are not under any obligation or covenant to any former employer or any person, firm or corporation, which would prevent, limit or impair in any way the performance by you of your duties as an employee of Talbots. You have also provided to the Company a true copy of any non-competition obligation or agreement to which you may be subject.

•	You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.

•	This offer is effective only through Friday, December 14, 2007 and is contingent upon a satisfactory background check. If you wish to accept our offer as outlined above, please sign and return this letter to me. The enclosed copy is for your records.

Michael Smaldone
December 13, 2007

Michael, we are thrilled you are joining the “Talbots Team” and look forward to the contributions you will make to the overall continued success of the Company!
Very truly yours,

/s/ John Fiske, III
John Fiske, III
Senior Vice President Human Resources

Accepted and agreed
this 13th day of December, 2007

/s/ Michael Smaldone
Michael Smaldone